Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-182720 and 333-188994) of Engility Holdings, Inc. of our report dated June 29, 2015, relating to the financial statements of the Engility Master Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia
June 29, 2015